Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KYPHON INC.

FIRST: The name of the corporation is Kyphon Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: A. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of stock, consisting of two classes of common stock as described in paragraph A. of this Paragraph FOURTH.

B. Five hundred (500) shares shall be designated common stock (the “Common Stock”), five hundred (500) shares shall be designated Class B Common Stock (the “Class B Common Stock”).

C. Common Stock. Except as otherwise set forth below or required by law, the holders of record of the Common Stock shall have such rights, powers, privileges and obligations generally accorded to holders of record of common stock under the DGCL.

(1) Voting Rights. The holders of record of Common Stock shall be entitled to cast one (1) vote per share. Except as provided in paragraphs C(4) and D(4) of this Article

FOURTH or as otherwise required by law, the Common Stock will, whenever shares of Class B Common Stock are outstanding, vote together with the Class B Common Stock as a single class on all matters on which the stockholders of the Corporation are entitled generally to vote.

(2) Dividends. The holders of record of Common Stock shall be entitled to receive, share for share with the holders of the Class B Common Stock, if any is then outstanding, dividends if, when and as declared by the Board of Directors out of funds of the Corporation legally available therefor.

(3) Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, if any is then outstanding, all the assets of the Corporation of whatever kind available for distribution to the stockholders.

(4) Directors. Whenever there are shares of Class B Common Stock outstanding, the number of directors comprising the Board of Directors of the Corporation shall be six (6), consisting of one (1) director to be elected by the holders of record of the Common Stock, voting separately as a single class and five (5) directors to be elected by the holders of record of the Class B Common Stock, voting separately as a single class. In the event that upon issuance of shares of Class B Common Stock or at any time thereafter, the number of directors elected by the holders of record of the Common Stock exceeds one (1), then notwithstanding anything herein or in the bylaws to the contrary, the holders of record of the Class B Common Stock, voting separately as a single class, shall be entitled to remove any such directors so that following such removal, the number of directors elected by the holders of record of the Common Stock is exactly one (1). Whenever there are no shares of Class B Common Stock outstanding, the number of directors comprising the Board of Directors of the Corporation shall be two (2) and shall be elected by the holders of record of the Common Stock.

D. Class B Common Stock. Except as otherwise set forth below or required by law, whenever any shares of Class B Common Stock are outstanding, the holders of record of the Class B Common Stock shall have such rights, powers, privileges and obligations generally accorded to holders of record of common stock under the DGCL.

(1) Voting Rights. Whenever any shares of Class B Common Stock are outstanding, the holders of record of Class B Common Stock shall be entitled to cast twenty-six and one-half (26.5) votes per share. Except as provided in paragraphs C(4) and D(4) of this Article FOURTH or as otherwise required by law, whenever any shares of Class B Common Stock are outstanding, the Class B Common Stock will vote together with the Common Stock as a single class on all matters on which the stockholders of the Corporation are entitled generally to vote.

(2) Dividends. Whenever any shares of Class B Common Stock are outstanding, the holders of record of Class B Common Stock shall be entitled to receive, share for share with the holders of Common Stock, dividends if, when and as declared by the Board of Directors out of funds of the Corporation legally available therefor.

(3) Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock, if any, shall be entitled to receive, share for share with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to the stockholders.

(4) Directors. Whenever there are shares of Class B Common Stock outstanding, the number of directors comprising the Board of Directors of the Corporation shall be six (6), consisting of one (1) director to be elected by the holders of record of the Common Stock, voting separately as a single class and five (5) directors to be elected by the holders of record of the Class B Common Stock, voting separately as a single class. In the event that upon issuance of shares of Class B Common Stock or at any time thereafter, the number of directors elected by the holders of record of the Common Stock exceeds one (1), then notwithstanding anything herein or in the bylaws to the contrary, the holders of record of the Class B Common Stock, voting separately as a single class, shall be entitled to remove any such directors so that following such removal, the number of directors elected by the holders of record of the Common Stock is exactly one (1). Whenever there are no shares of Class B Common Stock outstanding, the number of directors comprising the Board of Directors of the Corporation shall be two (2) and shall be elected by the holders of record of the Common Stock.

Each share of Common Stock shall have a par value of $0.01 and each share of Class B Common Stock shall have a par value of $0.01.

FIFTH: To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director.

SIXTH: The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

SEVENTH: Neither any amendment nor repeal of Article FIFTH or SIXTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with such Article FIFTH or SIXTH, shall eliminate or reduce the effect of such Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

EIGHTH: The Corporation reserves the rights to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

NINTH: Section 203 of the General Corporation Law of the State of Delaware shall not apply to the Corporation.

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